EXHIBIT 2(D)

Description of Securities

Our authorized capital consists of an unlimited number of common shares without par value (the “Common Shares”).

Common Shares

Each of our Common Shares entitles the holder thereof to notice and to attend and to cast one vote for each matter to be decided at a general meeting of the Company. Subject to the Business Corporations Act (British Columbia), the governing corporate statute in the province of British Columbia, the holders of Common Shares are entitled to dividends if and when as declared and authorized by the board of directors of the Company. Our issued shares are not subject to call or assessment rights. There are no provisions for redemption, purchase for cancellation, surrender, or sinking or purchase funds. Upon liquidation, dissolution or winding-up of the Company, holders of Common Shares are entitled to receive pro rata the assets of the Company, if any, remaining after payments of all debts and liabilities.

Procedures to Change the Rights of Shareholders

Subject to the Business Corporations Act (British Columbia), the Company may by directors’ resolution or by ordinary resolution of the shareholders, in each case as determined by the board of directors, create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, if none of those shares have been issued; or vary or delete any special rights or restrictions attached to the shares of any class or series of shares, if none of those shares have been issued. If any of the shares of the class or series of shares have been issued, then the Company may by special resolution of the shareholders of the class or series affected create special rights or restrictions to the shares or vary or delete any special rights or restrictions attached to the shares.

Limitations on Right to own Securities

There are no limitations on the right to own securities of our company by non-resident or foreign shareholders imposed either by the Business Corporations Act (British Columbia), our Notice of Articles or Articles.

There are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights.

Except as provided in the Investment Canada Act (Canada), there are no limitations under the applicable laws of Canada or by our charter or our other constituent documents on the right of foreigners to hold or vote Common Shares or other securities of our company.

Change of Control

There are no provisions in our Articles that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company.

Shareholder Ownership Disclosure

There are no provisions in our Articles or in the Business Corporations Act (British Columbia) governing the threshold above which shareholder ownership must be disclosed. The Securities Act (British Columbia) requires us to disclose, in our annual general meeting proxy statement, holders who beneficially own more than 10% of our issued and outstanding shares.

Changes in the Capital

There are no conditions imposed by our Articles governing changes in capital which are more stringent than those required by the Business Corporations Act (British Columbia).